Exhibit 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements of Industri-Matematik International Corp. on Form S-8 (SEC file no. 333-19737), Form S-8 (SEC file no. 333-25407), Form S-8 (SEC file no.
333-81905), Form S-8 (SEC file no. 333-92953), and Form S-8 (SEC file no. 333-60876) of our report dated July 5, 2002, relating to the Consolidated Financial Statements of Industri-Matematik International Corp. as of April 30, 2002 and 2001, and for the years ended April 30, 2002, 2001 and 2000, which is incorporated in this Amendment No. 1 to Annual Report on Form 10-K.

PricewaterhouseCoopers AB

By: /s/ ROBERT BARNDEN
    Robert Barnden

Stockholm, Sweden
July 30, 2002